Exhibit 10.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, effective as of the      day of             , 20     , is entered into by The Lubrizol Corporation, an Ohio corporation (referred to herein as “Company,” “we,” “us” or “our”) and                      (referred to herein as the “Indemnitee” or “you”). Capitalized terms used in this Agreement are defined in the attached Exhibit A.

A. The parties recognize that directors, officers, employees and representatives of public companies are exposed to liability as they exercise their duties, and that sufficient insurance may not be available on an economically acceptable basis.

B. You are willing to serve as a director, officer, employee or representative of the Company and/or our Affiliated Entities provided that we continue to offer substantial protection against personal liability that you may incur.

C. We desire to continue to benefit from your services, and therefore desire to provide you with the right to indemnity and defense described in this Agreement and Article V of our regulations, (which is attached as Exhibit B).

In consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Indemnification.

In accordance with the provisions of this Agreement (including the limited exclusions described in Section 10), we will indemnify you and defend you against any and all Indemnifiable Losses to the fullest extent permitted by: (a) applicable law; and (b) our articles and regulations in effect as of the date of this Agreement or as amended to increase the scope of your right to indemnity or defense. We intend that your rights to indemnity will be at least as broad as the rights provided in the shareholder-approved provisions contained in our regulations (as set forth in Exhibit B). We will use our best efforts to assist you in all proper and legal ways to obtain these rights to indemnity and defense. Your rights to indemnity and defense will continue after you cease to hold an office or position with us, and in the future we may not adopt any amendments to our articles or regulations that would have the effect of denying, diminishing or encumbering your rights. This Agreement may not be amended without your written consent.

2. Insurance.

We will use commercially reasonable efforts to maintain director and officer liability insurance in an appropriate amount for so long as your services are covered by this Agreement, and the provisions of this Agreement will remain in effect even if we do not maintain insurance coverage. Your rights to indemnity and defense under this Agreement are in addition to your rights under any insurance policy, or rights to any other benefits. However, we will not be obligated to make payments under this Agreement to the extent that you actually receive payments under any insurance policy or other benefit that is available to you.

3. Notice of Indemnifiable Claim; Advancement of Expenses.

(a) You will provide to us prompt written notice of any Indemnifiable Claim against you. However, your failure to do so will not in any way limit your rights under this Agreement.

(b) Provided that you sign an undertaking substantially in the form of Exhibit C, we will advance any and all Expenses to which you are entitled as and when incurred prior to the final disposition of an Indemnifiable Claim, except in the event that (i) you waive your rights to indemnity and defense as described in Section 7(c) or (ii) we assume and pay for your defense as described in Section 8. Your undertaking need not be secured, and we must accept the undertaking regardless of your ability to repay the Expenses. Your right to advancement of Expenses is not subject to any standard of conduct determination. We will pay Expenses within 30 days of our receipt of your request supported by documentation of the nature and reasonable amount of the Expenses.

4. Determination of Right to Indemnity.

It is our intent to provide you with very broad rights to indemnity for liability associated with Indemnifiable Claims of both a civil and criminal nature. However, to be entitled to indemnity, your behavior which is the subject of the Indemnifiable Claim must have met the minimum standard of conduct applicable under Ohio law.

(a) To the extent that you have been successful on the merits or otherwise in defense of an Indemnifiable Claim (including without limitation dismissal without prejudice), no standard of conduct determination will be required with respect to that Indemnifiable Claim. Likewise, no standard of conduct determination will be necessary with respect to a settlement, to which we consent pursuant to Section 7, of an Indemnifiable Claim of a civil nature. Upon our receipt of your notice of the final disposition of an Indemnifiable Claim for which a standard of conduct determination is not necessary, we will promptly indemnify you for the Indemnifiable Losses to which you are entitled.

(b) To the extent that you have not been successful on the merits or otherwise in defense of an Indemnifiable Claim and such matter has reached a non-appealable judicial decision, the Reviewing Party (as defined in Section 5) will determine whether or not you have satisfied the applicable standard of conduct. Likewise, the Reviewing Party will make a standard of conduct determination with respect to a settlement, to which we consent pursuant to Section 7, of an Indemnifiable Claim of a criminal nature.

5. Procedures of the Reviewing Party.

This section describes the process for the standard of conduct determination if one is necessary. The goal of these procedures is to ensure that both parties are treated fairly and reasonably in the event, or in the absence, of a Change in Control of the Company.

(a) The selection of the Reviewing Party will be made within 14 days of the Company’s receipt of your notice of the final disposition of an Indemnifiable Claim for which a standard of conduct determination is necessary. If there has not been a Change in Control, the Reviewing Party will be selected by our board of directors and may be any person or body who is not, and has not been, a party to the Indemnifiable Claim. If there has been a Change in Control, the Reviewing Party will be a special independent counsel that you select and we approve (which approval shall not be unreasonably withheld). Neither the special independent counsel, nor any firm employing such counsel, shall have provided legal advice to you or us within the 5 years prior to selection. We agree to pay the reasonable fees and expenses of any special independent counsel.

(b) The Reviewing Party will make the standard of conduct determination within 30 days of the selection of the Reviewing Party. This time period may be extended for up to 30 additional days if the Reviewing Party in good faith requests this extension. You will cooperate with the Reviewing Party, including providing upon request any relevant documentation or information that is reasonably available to you that is not privileged or otherwise protected from disclosure. Subject to the terms of Section 3, we will pay any Expenses you incur in cooperating with the Reviewing Party.

(c) The Reviewing Party will abide by the following principles in making the standard of conduct determination.

(i) The Reviewing Party will presume that your behavior which is the subject of the Indemnifiable Claim met the applicable standard of conduct, and we may overcome this presumption only by producing clear and convincing evidence to the contrary.

(ii) The Reviewing Party will determine that your behavior which is the subject of the Indemnifiable Claim did not meet the applicable standard of conduct only if your behavior did not meet the minimum standards required under Ohio law for you to be entitled to indemnity.

(d) If the Reviewing Party determines that your behavior met the required standard of conduct, we will promptly indemnify you for the Indemnifiable Losses to which you are entitled. Only if the Reviewing Party determines that your behavior did not meet the required standard of conduct, then you will not be entitled to indemnity for the Indemnifiable Losses.

6. Escrow.

In our discretion, we may establish an Escrow Reserve as collateral security for our obligations under this Agreement and under similar agreements with other directors, officers, employees and representatives. In the event of an actual or threatened Change in Control, we will establish an Escrow Reserve and, for a period of 5 years following the Change in Control, continuously maintain the minimum dollar amount of the Escrow Reserve. Promptly following establishment of the Escrow Reserve, we will: (a) provide you with a complete copy of the agreement relating to the establishment and operation of the Escrow Reserve, together with additional information on the Escrow Reserve as you reasonably request; and (b) deliver a complete copy of this Agreement to the escrow agent. In the absence of a Change in Control, we may place funds on deposit in or withdraw funds from the Escrow Reserve.

7. Cooperation in Defense and Settlement.

(a) The parties will cooperate with each other and with our insurers to the extent reasonably possible in attempts to defend or settle an Indemnifiable Claim.

(b) We will not settle any Indemnifiable Claim to which you are a party without your written consent unless such settlement only involves the payment of money and completely and unconditionally releases you from any liability for the Indemnifiable Claim. Neither party will unreasonably withhold consent to any proposed settlement; however, you may withhold consent to any settlement that does not completely and unconditionally release you from liability.

(c) If you make any admission or settlement of an Indemnifiable Claim without our written consent, you agree that this action means that you have decided to undertake your own defense, have waived the benefits of this Agreement, and will not make any claim for indemnity with respect to that Indemnifiable Claim.

8. Assumption of Defense.

(a) Except as provided below, we will be entitled to participate in or assume and pay for your defense in any Indemnifiable Claim with counsel reasonably satisfactory to you. The parties agree that counsel often will be selected on the basis of contractually stipulated panels identified in our director and officer liability insurance policies. After we notify you of our election to assume your defense, we will not be liable for Expenses subsequently incurred by you in defending an Indemnifiable Claim.

(b) In the event that an Indemnifiable Claim is asserted against you, you will be entitled to retain counsel of your choice (but not more than one law firm plus, if applicable, local counsel) at our expense, unless and until we notify you of our election to assume your defense. You will be entitled to retain counsel, and we will not be entitled to assume your defense, if you reasonably believe after consulting with counsel chosen by us that any of the following is true: (a) our chosen counsel has an actual or potential conflict of interest; (b) representation of your interests by our chosen counsel would not be permitted under the applicable standards of professional conduct; or (c) in an Indemnifiable Claim in which we are also a named party, legal defenses may be available to you that are different from or in addition to those available to us. In addition, we will not be entitled to assume your defense in any Indemnifiable Claim brought by us or on our behalf.

9. Enforcement.

In the event that any dispute arises under this Agreement, either party may seek to resolve or enforce the Agreement through legal action. At your request, we will pay any and all reasonable legal fees and expenses related to such legal action as and when incurred by you prior to the final disposition of the action. In any event, the prevailing party in any such action will be entitled to prompt reimbursement of any reasonable legal fees and expenses incurred in connection with such action; provided that you will not be obligated to reimburse us unless you acted in bad faith in bringing the action against us.

10. Exclusions.

While it is our intent to provide you with broad rights to indemnity, Ohio law and federal laws may preclude us from providing indemnification in certain instances. Under this Agreement you do not have any rights to indemnity for a Claim (a) that arises under Section 16(b) of the Securities Exchange Act of 1934 or any other obligation you have as a result of any personal gain, profit or advantage to which you were not entitled; (b) that you initiate, including cross claims and counterclaims, without the consent or authorization of our board of directors; or (c) for which we are prohibited by Ohio or federal law from providing you with indemnity. Nothing in this section shall eliminate or diminish our obligation to provide advancement of Expenses in accordance with this Agreement.

11. Extraordinary Transactions.

We agree that in the event of any merger, consolidation or reorganization in which the Company is not the surviving entity, or any sale of all or substantially all of our assets or any liquidation of the Company, we will: (a) have our obligations under this Agreement expressly assumed by the survivor, purchaser or successor; or (b) otherwise adequately provide for the satisfaction of our obligations under this Agreement, in a manner reasonably acceptable to you.

12. No Personal Liability.

You agree that neither the members of our board of directors nor any of our officers, employees, representatives or agents will be personally liable for the satisfaction of our obligations under this Agreement, and you will look solely to our assets and any Escrow Reserve for satisfaction of such obligations.

13. Miscellaneous Provisions.

(a) Validity. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and the determination is final, such provision shall be revised to the extent, and only to the extent, necessary to make it enforceable, valid or legal or to render the remaining provisions of the Agreement enforceable. The Agreement as amended shall be enforced to give effect to the intention of the parties that you should be entitled to indemnity unless prohibited by Ohio or federal law.

(b) Subrogation. In the event of any payment under this Agreement, we (or our insurers) will be subrogated to all of your rights to indemnity or reimbursement from any insurer or other entity or person, and you will execute all instruments and take all other actions necessary for us to enforce such rights.

(c) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to its conflicts of laws provisions.

(d) Notices. All notices or other communications under this Agreement will be in writing and will be delivered in person or via overnight delivery service: (a) if to the Company, to the attention of the general counsel at the Company’s principal executive offices; or (b) if to you, to your last known address as reflected in our records, or to such other or further address as you shall designate.

(e) Termination. This Agreement may be terminated by either party upon not less than 60 days’ prior written notice delivered to the other party, but such termination will not in any way diminish our obligations under this Agreement (including our obligation to establish and/or maintain the Escrow Reserve) with respect to Indemnifiable Claims based on your behavior prior to the effective date of termination.

(f) Prior Indemnification Agreement. This Agreement shall supersede and replace any prior indemnification agreement between the parties.

(g) Amendments. This Agreement may not be amended or modified except by written instrument signed and delivered by each party. This Agreement is and will be binding upon and will inure to the benefits of the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INDEMNITEE	THE LUBRIZOL CORPORATION

By:	By:
Name:
Title:

Exhibit A

Definitions

“Affiliated Entity” means another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans for employees of the Company or any affiliated entity without regard to ownership of the benefit plans), domestic or foreign, in which the Company has a direct or indirect ownership interest.

“Change in Control” means the occurrence after the date of this Agreement of any of the following:

(a) The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b) The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

(c) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

(d) The date that any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.

“Claim” means (i) any threatened, pending or completed claim or demand asserted against you in an action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or (ii) any threatened or pending inquiry or investigation, whether made, instituted or conducted by the Company or any other person, including without limitation any federal, state or other governmental entity, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding.

“Expenses” means attorneys’ and experts’ fees and expenses and all other costs and expenses actually and reasonably incurred or paid in connection with doing or preparing to do any of the following activities: investigating, defending, being a witness in or participating in (including on appeal) any Indemnifiable Claim.

“Escrow Reserve” means a reserve in an amount that the Company determines from time to time to be appropriate, but in no event shall the amount be less than Five Million Dollars ($5,000,000) in the aggregate, which is established by depositing assets or bank letters of credit in escrow or reserving lines of credit that may be drawn down by an escrow agent.

“Indemnifiable Claim” means any Claim based upon, arising out of or resulting from any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity, or due to his or her status, as a current or former director, officer or employee of the Company or as a current or former director, officer, employee or representative of an Affiliated Entity (as to which Indemnitee is or was serving at the request of the Company).

“Indemnifiable Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines (including any excise taxes assessed with respect to employee benefit plans), penalties (whether civil, criminal or other) and amounts paid in settlement, including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing relating to, arising out of or resulting from any Indemnifiable Claim.

Exhibit B

LUBRIZOL’S CODE OF REGULATIONS

ARTICLE V

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Company will indemnify any current or former director or officer elected by the Board and any person who is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by, and in accordance with the procedures and requirements set forth in, applicable law.

The Company will pay, to the full extent then permitted by law, expenses, including attorney’s fees, incurred by a current or former director or officer elected by the Board and any person who is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) in defending an action, suit or proceeding as they are incurred, in advance of the final disposition of the action, suit or proceeding, and, in the sole discretion of the Company, may pay, in the same manner and to the full extent then permitted by law, the expenses incurred by any other person indemnified in accordance with this Article V. Notwithstanding the foregoing, no such advancement of expenses will be made unless the indemnified person makes an affirmative written commitment to repay the Company in the event that it is ultimately determined that the indemnified person is not entitled to be indemnified by the Company. For purposes of this Article V, final disposition with respect to a criminal proceeding means a criminal conviction, the entry of a nolo contendere, guilty or similar plea or a non-prosecution or deferred prosecution agreement. The right to advancement of expenses will not include expenses relating to any cross-claims or counterclaims, whether compulsory or permissible, asserted or sought to be asserted by a current or former director or officer in any such action, suit or proceeding.

This indemnification will not restrict the right of the Company to, and the Company may, (i) indemnify employees, agents and others to the extent not prohibited by applicable law, (ii) purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or her or incurred by him or her in that capacity or arising out of his or her status, and (iii) enter into agreements with persons of the class identified in clause (ii) above, indemnifying them against any and all liabilities (or any lesser indemnification as may be provided in these agreements) asserted against or incurred by them in these capacities.

No amendment, termination or repeal of this Article V will adversely affect or impair in any way the rights of any current or former director or officer or any person who is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise to indemnification pursuant to these provisions with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of an amendment, termination or repeal.

Exhibit C

FORM OF UNDERTAKING

STATE OF	)
	)	SS
COUNTY OF	)

I,                                 , being first duly sworn, do depose and say as follows:

1. I submit this Undertaking pursuant to the Indemnification Agreement, dated             , 20    , between The Lubrizol Corporation, an Ohio corporation (the “Company”) and me (the “Indemnification Agreement”).

2. I request payment of Expenses that I have reasonably incurred or will reasonably incur in defending an Indemnifiable Claim, as those terms are defined in the Indemnification Agreement.

3. The Expenses for which I request payment are, in general, all expenses related to

4. I hereby undertake to (a) repay the Company for all amounts paid for Expenses to defend any Indemnifiable Claim with respect to which it is determined that my behavior did not meet the required standard of conduct as described in the Indemnification Agreement or for which I am not otherwise entitled to indemnification; and (b) reasonably cooperate with the Company concerning the Indemnifiable Claim. I will reimburse or arrange for reimbursement within 90 days after the determination that I am not entitled to indemnification.

[Indemnitee Signature]

Subscribed and sworn to before me, a Notary Public in and for said County and State, this          date of                     , 20    .

[Seal]

My commission expires the day of , 20 .